UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2016

LRAD Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16990 Goldentop Road
San Diego, California 92127

(Address of Principal Executive Offices)

____________________

858-676-1112

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2016, LRAD Corporation (the “Company”) announced the appointment of Richard Danforth as Chief Executive Officer of the Company, effective immediately.

Mr. Danforth, age 56, was appointed Chief Executive Officer of the Company on August 1, 2016. Prior to joining the Company, Mr. Danforth founded RsD Aero, Ltd., a consulting firm in the defense, aerospace, space and transportation industries, in October 2013. Between March 2002 and October 2013, Mr. Danforth served in numerous leadership positions with DRS Technologies, Inc., including Group President of DRS Integrated Defense Systems & Service between 2013 and 2014, President, Chief Executive Officer and a director of DRS Defense Solutions between 2008 and 2012 President of Control & Communication between 2005 and 2008, President of Navy Electronics & Intelligence Systems between 2004 and 2005, and Executive Vice President of the Electronics Systems Group between 2002 and 2004. Between 2000 and 2001, Mr. Danforth served as Senior Vice President, Commercial Aircraft Business at Raytheon Company. Mr. Danforth holds a Masters in Engineering Management from Western New England College and Bachelor of Science, Industrial Technology from University of Massachusetts, Lowell.

In connection with his appointment, Mr. Danforth entered into an Employment Agreement with the Company (the “Employment Agreement”), pursuant to which, Mr. Danforth will serve as Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”), until the Employment Agreement is terminated in accordance with its terms. Pursuant to the Employment Agreement, Mr. Danforth will receive an initial base salary of $325,000 per year, subject to annual reviews, in the discretion of the Compensation Committee of the Board (the “Compensation Committee”). Mr. Danforth will receive a one-time signing bonus of $150,000 upon execution of the Employment Agreement that is subject to repayment if Mr. Danforth terminates his employment for any reason other than Good Reason (as defined in the Employment Agreement) or if Mr. Danforth’s employment is terminated by the Company for Cause (as defined in the Employment Agreement) within twelve months following the date of the Employment Agreement. Mr. Danforth will also be eligible to earn an annual bonus for each full fiscal year during his employment term between a target bonus of 75% and a maximum bonus of 150% of his annual base salary, in each case subject to the achievement of performance objectives to be established each year by the Compensation Committee.

Pursuant to the Employment Agreement, Mr. Danforth will be granted stock options upon commencement of his employment to purchase (a) up to 375,000 shares of common stock that will vest over a three-year period following commencement of Mr. Danforth’s employment under the Employment Agreement and (b) up to 750,000 shares of common stock that will vest based on the Company’s revenues and free cash flow margin (free cash flow divided by revenue) in fiscal years 2019 and 2020. All of the stock options will be issued at an exercise price equal to the closing stock price on the date of grant and will expire on the 7th anniversary of grant. Mr. Danforth will also be eligible for future equity grants at the discretion of the Compensation Committee.

Pursuant to the Employment Agreement, Mr. Danforth will also be entitled to participate in the Company’s medical, health and welfare plans and to receive other benefits and perquisites that are generally available to other senior executives of the Company.

If Mr. Danforth’s employment is terminated by the Company without Cause or by Mr. Danforth for Good Reason, (a) the Company will be obligated to pay to Mr. Danforth (i) all accrued but unpaid salary and benefits, (ii) an amount equal to his base salary then in effect, payable in equal installments over a 12-month period, (iii) a pro-rata share of his annual cash bonus for the fiscal year in which the termination occurs to which Mr. Danforth would have become entitled had Mr. Danforth remained employed through the end of such fiscal year, and (iv) the cost of his and his dependents’ coverage under COBRA for a 12-month period and (b) if Mr. Danforth’s employment is terminated during fiscal year 2019 or later, a pro-rata share of the stock options held by Mr. Danforth that are subject to performance-based vesting will vest based on the extent to which the required performance criteria are achieved for the fiscal year in which the termination occurs and based on the period of time Mr. Danforth was employed during such fiscal year prior to the termination. The Company’s obligation to pay any of the foregoing severance obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to Mr. Danforth’s execution of a release of all claims against the Company, and such release having become irrevocable.

If Mr. Danforth’s employment is terminated by the Company without Cause or by Mr. Danforth for Good Reason during the 15 month period beginning three months prior to a Change of Control (as defined in the Employment Agreement) and ending 12 months after such Change of Control, the Company will be obligated to pay to Mr. Danforth in a single lump sum (a) all accrued but unpaid salary and benefits, (b) an amount equal to two times the sum of his base salary then in effect and his then target annual cash bonus, (c) a pro-rata share of his annual cash bonus for such year and (d) the cost of his and his dependents’ coverage under COBRA for an 18-month period. In addition, in such event, (i) all of the time-vesting stock options held by Mr. Danforth will vest, unless the termination occurs within the first year of his employment, in which case only the number of options scheduled to vest on the first anniversary of his employment date will vest pro rated for the period of time Mr. Danforth was employed during such one-year period, (ii) 375,000 of the stock options held by Mr. Danforth that are subject to performance-based vesting will vest and (iii) if Mr. Danforth’s employment is terminated during fiscal year 2019 or later, a pro-rata share of the stock options held by Mr. Danforth that are subject to performance-based vesting will vest based on the extent to which the required performance criteria are achieved for the fiscal year in which the termination occurs and based on the period of time Mr. Danforth was employed during such fiscal year prior to the termination. The Company’s obligation to satisfy the foregoing Change in Control obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to Mr. Danforth’s execution of a release of all claims against the Company, and such release having become irrevocable. The Change in Control obligations are also subject to reduction based on the application of Section 280G and 4999 of the Internal Revenue Code such that Mr. Danforth will receive the highest amount available whether after reduction or after payment of any excise taxes.

The Employment Agreement contains customary confidentiality provisions, which apply both during and after the term of the Employment Agreement, and customary non-competition and non-solicitation provisions, which apply during the term of the Employment Agreement and during the time that Mr. Danforth receives severance payments.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Except as otherwise disclosed herein, there are no arrangements or understandings in connection the appointment of Mr. Danforth as the Chief Executive Officer and to the Board, or any relationships or related party transactions between the Company or any of its executive officers and/or directors, and Mr. Danforth that would require disclosure under Item 401(d) or 404(a) of Regulation S-K.

Mr. Danforth replaces Mr. Thomas A. Brown, who resigned as Chief Executive Officer of the Company effective June 30, 2016 and has been assisting the Company on in interim Chief Executive Officer role since that time on a consulting basis. Concurrent with Mr. Danforth’s appointment, Mr. Brown’s consulting services in the role of Chief Executive Officer terminated and Mr. Brown’s previously reported resignation from the Board of Directors became effective.

Item 7.01.	Regulation FD Disclosure.

On August 2, 2016, the Company issued a press release announcing the appointment of Mr. Danforth as the Chief Executive Officer of the Company. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.1

Employment Agreement, dated August 1, 2016, by and among LRAD Corporation and Richard Danforth. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

99.1	Press Release, dated August 2, 2016, issued by LRAD Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 3, 2016
LRAD Corporation

	By:	/s/ Katherine H. McDermott
Katherine H. McDermott
Chief Financial Officer